CUSIP No.	35671D857	Page	9	of	11
Exhibit 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Freeport-McMoRan Copper & Gold Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 11th day of June 2007.

ATTICUS CAPITAL LP

By:	Atticus Management LLC, its general partner

By:	/s/ Timothy R. Barakett* Timothy R. Barakett Managing Member

ATTICUS MANAGEMENT LLC

By:	/s/ Timothy R. Barakett*

Timothy R. Barakett Managing Member

TIMOTHY BARAKETT

By:	/s/ Timothy R. Barakett*

Timothy R. Barakett

*	by Dennis Bertron, attorney-in-fact